As filed with the Securities and Exchange Commission on December 18, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement
Under
The Securities Act of 1933
CENTRUE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3145350 (I.R.S. employer identification no.)
122 West Madison Street
Ottawa, Illinois 61350
(Address of principal executive offices, including zip code)
CENTRUE FINANCIAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

With a copy to:
Kurt R. Stevenson	Timothy E. Kraepel
Senior Executive Vice President and Chief Financial Officer	Howard & Howard Attorneys, P.C.
Centrue Financial Corporation	The Pinehurst Office Center, Suite 101
122 West Madison Street	39400 North Woodward Avenue
Ottawa, Illinois 61350	Bloomfield Hills, Michigan 48304-5151
(Name and address of agent for service)	(248) 645-1483

(815) 431-2720
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering price	aggregate
	to be	per share	offering price	Amount of
Title of Securities to be Registered	registered	(3)	(3)	Registration fee
Deferred Compensation Obligations (1)	$2,200,000	N/A	$2,200,000	$67.54
Common Stock, $1.00 par value (2)	92,000	$24.46	$2,250,320	$69.09

(1)	The Deferred Compensation Obligations are unsecured and unsubordinated obligations of Registrant to pay deferred compensation in the future in accordance with the terms of the above-referenced Executive Deferred Compensation Plan. The fee is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(2)	Plus, pursuant to Rule 416, an indeterminate number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments as provided in the above-referenced Executive Deferred Compensation Plan.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the $24.46 average of the high and low prices of Registrant’s Common Stock on The Nasdaq Global Market on December 13, 2007.

PART I.
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in this Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I on Form S-8.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 0-28846) are incorporated in this Registration Statement by reference:
     (1) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;
     (2) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;
     (3) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;
     (4) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;
     (5) Current Report on Form 8-K filed on April 30, 2007;
     (6) Current Report on Form 8-K filed on May 4, 2007;
     (7) Current Report on Form 8-K filed on July 30, 2007;
     (8) Current Report on Form 8-K filed on December 14, 2007;
     (9) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2006;
     (10) the information contained in the Registrant’s definitive Proxy Statement filed with the Commission on March 23, 2007 relating to its 2007 Annual Meeting of Stockholders; and

     (11) the description of Registrant’s Common Stock, $1.00 par value which appears under the caption “Effect of the Merger on Rights of Stockholders” as set forth in Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form S-4 (Registration No. 333-137013) filed with the Commission on October 3, 2006, including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities
          The securities being registered under the Executive Deferred Compensation Plan represent obligations of the Company to make future payments to the participants in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan is intended to be an unfunded arrangement for the purpose of providing deferred compensation for a select group of management or highly compensated employees as determined under Title I of the Employee Retirement Income Security Act of 1974. The following description of the material terms of the Executive Deferred Compensation Plan is qualified by reference to the Executive Deferred Compensation Plan and terms not defined herein shall be given the meanings set forth in the Executive Deferred Compensation Plan.
     The Executive Deferred Compensation Plan is effective January 1, 2008 and is operated in on a 12 month plan year beginning January 1 and ending December 31. The Executive Deferred Compensation Plan provides certain executives of the Company and its affiliates who are selected by the Board of Directors of the Company (the “Board”) in its sole discretion, the right to defer the receipt of a portion of their compensation. Eligible executives may defer up to 50% of their annual base salary and up to 100% of their annual incentive bonus under the Executive Deferred Compensation Plan. The Company may make discretionary matching contributions with respect to a portion of the participant’s deferrals and discretionary contributions that are not related to the participant’s deferrals pursuant to the Executive Deferred Compensation Plan. The amounts deferred under the Executive Deferred Compensation Plan represent an obligation of the Company to make payments to the participant at some time in the future, in an amount equal to: (1) compensation which the participant has elected to defer under the terms of the Executive Deferred Compensation Plan, (2) discretionary matching contributions and discretionary Company contributions, to the extent vested, plus (3) earnings on the foregoing amounts based on a notational investment measurement, all of which is reflected in the individual accounts maintained for each of the participants.
     The amounts deferred by the participant will be credited or debited with investment earnings or losses based on the assumption that the amount deferred had been invested in the shares of Company’s common stock as of the date that the amount being deferred would have been paid to the participant absent the deferral election. Discretionary matching contributions and discretionary Company contributions will be indexed to one or more investment alternatives chosen by the participant from a selection determined by the Board, which selection may include Company common stock and which selection may change from time to time. Unless the Company establishes a rabbi trust, the investment alternatives will be used only for the purpose of calculating hypothetical returns and the amounts in participants’ Executive Deferred Compensation Plan accounts will not actually be invested in the selected investment funds. The Company may establish a “rabbi trust” to serve as a source of funds from which the Company can satisfy its obligations under the Executive Deferred Compensation Plan. Participants in the Executive Deferred Compensation Plan will have no rights to any assets held by any rabbi trust, except as general, unsecured creditors and assets of the rabbi trust will at all times be subject to the claims of the Company’s general creditors.
     All participants are immediately vested in all elective deferrals under the Executive Deferred Compensation Plan. Participants shall become vested in discretionary matching contributions and discretionary Company contributions if they are still employed on the 5th anniversary of the last day of the plan year to which the contributions relate. For example, if the Company makes a discretionary matching contribution that relates to a participant’s deferrals for the 2008 plan year, the participant would become 100% vested in that matching contribution on December 31, 2013, provided that the participant remains employed by the Company or an affiliate of the Company on that date. On the date of the participant’s death or a Change of Control of the Company, provided that in either event the participant remains employed by the Company or an affiliate of the Company on that date, a participant shall become 100% vested in all accounts under the Executive Deferred Compensation Plan.
     The vested amounts payable to the participants under the Executive Deferred Compensation Plan are distributed in accordance with the distribution provisions of the Executive Deferred Compensation Plan. Distributions generally begin at the time of the participant’s separation from service with the Company. At the time of the participant’s initial participation in the Executive Deferred Compensation Plan, the participant may elect to begin receiving benefits as of the later of (1) the participant’s separation from service with the Company or (2) the participant’s attainment of age 65. The Executive Deferred Compensation Plan generally provides that unless the participant elects otherwise, the participant’s account will be paid in a lump sum payment as of the date of a Change of Control of the Company. At the time of the participant’s initial participation in the Executive Deferred Compensation Plan, the participant may instead elect to be paid his or her vested Executive Deferred Compensation Plan account at the same time that benefits would have been paid to the participant had a Change of Control not occurred but substituting service with the successor to the Company for service with the Company. Vested Executive Deferred Compensation Plan accounts are payable in a single lump sum, 5 substantially equal installments or 10 substantially equal installments, as elected by the participant at the time of the participant’s initial participation in the Executive Deferred Compensation Plan. Vested Executive Deferred Compensation accounts will be distributed either in cash or Company common stock, as elected by the participant.
     The Executive Deferred Compensation Plan is administered by the person or persons designated to serve as Administrator by the Board of the Company and in the absence of such designation, the Company shall serve as Administrator. The Company reserves the right to terminate the Executive Deferred Compensation Plan, in whole or in part, subject to the compliance with applicable law.
     A participant’s rights to any amounts credited to his or her accounts may not be alienated, anticipated, commuted, pledged encumbered or assigned in any manner by the participant and may only transfer upon the participant’s death pursuant to the beneficiary designation under the Executive Deferred Compensation Plan, subject to the compliance with a domestic relations order that the Board or the Administrator determines is binding upon the Company, taxes required to be withheld by the Company and payments on behalf of persons who are determine to be disabled or incapacitated.
     If the Company determines that a participant no longer qualifies as a member of a select group of management or highly compensated employees, the Board has the right to prevent the participant from making future deferral elections and to distribute the participant’s vested accounts at the time otherwise provided in by the Executive Deferred Compensation Plan.
Item 5. Interests of Named Experts and Counsel
          Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the General Corporation Law of the State of Delaware (“Section 145”), Article VIII of the Registrant’s Restated Certificate of Incorporation, as amended, and Article VII of the Registrant’s By-Laws provide for the indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. The general effect of these provisions is to provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in the proceeding in which such persons are made a party by reason of being or having been a director or officer of Registrant, but only if it is determined that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such determination may be made by (i) a majority vote of a quorum consisting of disinterested directors, (ii) an independent legal counsel in a written opinion (if no such quorum is available or if a quorum of disinterested directors so directs), or (iii) the stockholders. The Registrant will pay expenses incurred by its directors and officers prior to the final disposition of such action, suit or proceeding, if the director or officer undertakes to repay such amount unless it is ultimately determined that they are entitled to be indemnified by the Registrant.
     The Registrant has insurance which, subject to certain policy limits, deductible amounts and exclusions, insures directors and officers of the Registrant for liabilities incurred as a result of acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers.
     As permitted pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, of the Registrant eliminates the personal monetary liability of a director of the Registrant or its stockholders for breach of fiduciary duty as a director, except for liability that results from (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the General Corporation Law of the State of Delaware (which Section pertains to a director’s liability for unlawful payments of dividends or unlawful stock purchases or redemptions); or (iv) any transaction from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed
          Not applicable.
Item 8. Exhibits
     The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit index filed as part of this Registration Statement on page 10 hereof.
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, State of Illinois, on December 18, 2007.

CENTRUE FINANCIAL CORPORATION (Registrant)
By:	/s/ Thomas A. Daiber
Thomas A. Daiber
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas A. Daiber Thomas A. Daiber	President and Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2007

/s/ Kurt R. Stevenson Kurt R. Stevenson	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 18, 2007

** Dennis J. McDonnell	Chairman of the Board and Director	December 18, 2007

** Richard J. Berry	Director	December 18, 2007

** Walter E. Breipohl	Director	December 18, 2007

** Randall E. Ganim	Director	December 18, 2007

** Michael A. Griffith	Director	December 18, 2007

** Michael J. Hejna	Director	December 18, 2007

Signature	Title	Date

** John A. Shinkle	Director	December 18, 2007

** Mark L. Smith	Director	December 18, 2007

** Scott C. Sullivan	Director	December 18, 2007

**By:	/s/ Kurt R. Stevenson
Kurt R. Stevenson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Howard & Howard Attorneys, P.C.

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Howard & Howard Attorneys, P.C. (contained in their opinion filed as Exhibit 5.1).

24	Power of Attorney

99.1	Executive Deferred Compensation Plan (incorporated by reference from the current report on Form 8-K filed on December 14, 2007)